Exhibit 99.2

(b)  Pro Forma Financial Information.

The following pro forma balance sheet has been derived from the balance sheet of GSP-2, Inc. at December 31, 2010, and adjusts such information to give the effect of the acquisition of Shiny Gold Holdings Limited, a British Virgin Island corporation, as if it would have existed on December 31, 2010.  The following pro forma earnings per share (EPS) statement has been derived from the income statement of Jilin Province Hengchang Agriculture Development Co. Ltd and Affiliate and Shiny Gold and adjusts such information to give the effect that the acquisition by GSP-2. Inc. occurred on January 1, 2009. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition would have existed on December 31, 2010 or December 31, 2009.

GSP-2, INC UNAUDITED PRO FORMA COMBINED BALANCE SHEET December 31, 2010

	GSP-2, Inc.	Jilin Hengchang Agriculture Development Co. Ltd and Affiliate	Shiny Gold Holdings Limited	Heng Chang Produce (HK) Investments, Ltd.	Spring Hengchang Business Consultants Co. Ltd.
	December 31	December 31	December 31	December 31	December 31	Pro Forma	Pro Forma
	2010	2010	2010	2010	2010	Adjustments	Balances
ASSETS	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

CURRENT ASSETS:
Cash	$-	$12,867,137	$-	$-	$-	$-	12,867,137
Restricted cash	-	109	-	-	-	-	109
Accounts receivable	-	15,617,336	-	-	-	-	15,617,336
Prepaid taxes		440,477					440,477
Inventories	-	6,510,886	-	-	-	-	6,510,886
Prepaid expenses and other assets	-	22,818	-	-	-	-	22,818

Total Current Assets	-	35,458,763	-	-	-	-	35,458,763

Property and equipment, net	-	8,786,661	-	-	-	-	8,786,661

Other Assets:
Loans receivable		6,049,790	-	-	-	-	6,049,790
Land use rights, net	-	2,674,006	-	-	-	-	2,674,006

Total Other Assets	-	8,723,796	-	-	-	-	8,723,796

Total Assets	$-	$52,969,220	$-	$-	$-	$-	$52,969,220

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Loan payable, current portion	$-		$-	$-	$-	$-	$-
Accounts payable	11,114	6,029,060	-	-	-	-	6,040,174
Advances from customers	-	7,957,658	-	-	-	-	7,957,658
Other payable	-	94,620	-	-	-	-	94,620
Due to related parties	-	4,222,574	-	-	-		4,222,574

Total Current Liabilities	11,114	18,303,912	-	-	-	-	18,315,026

LOAN PAYABLE, net of current portion		1,512,447	-	-	-	-	1,512,447

Total Liabilities	11,114	19,816,359	-	-	-	-	19,827,473

STOCKHOLDERS' EQUITY(DEFICIT):
Preferred stock, par value $0.001, 10,000,000 shares authorized;
none issued and outstanding at December 31, 2010	-	-	-	-	-
Common stock, par value $0.001, 100,000,000 shares authorized;
1,000,000 shares issued and outstanding (actual) and 13,800,000 (pro forma) at December 31, 2010	1,000	-	-	-	-	12,800	13,800
Paid-in capital	-	5,621,139	50,000	-	-	(24,914)	5,596,225
Retained earnings (deficit)	(12,114)	25,906,413	-	-	-	12,114	25,906,413
Statutory reserve	-	342,957	(50,000)	-	-		342,957
Accumulated other comprehensive gain - foreign currency translation adjustment	-	1,282,352	-	-	-	-	1,282,352

Total Stockholders' Equity (Deficit)	(11,114)	33,152,861	-	-	-	-	33,141,747

Total Liabilities and Stockholders' Equity (Deficit)	$-	$52,969,220	$-	$-	$-	$-	$52,969,220

See accompanying notes to unaudited pro forma combined financial statements

PRO FORMA EARNINGS PER SHARE

	Year Ended December 31,
	2010	2009
Net income attributable to holders of common shares	$12,340,025	$11,130,492

Net income per common share
Basic and diluted	$0.96	$0.87

Weighted average number of common shares outstanding
Basic and diluted	12,800,000	12,800,000

Notes to Pro Forma Financial Statements

On February 11, 2011, we entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among (i) the Company, (ii) Shiny Gold Holdings Limited, a British Virgin Islands company (“Shiny Gold”), and (iii) the shareholders of Shiny Gold (the “Shiny Gold Shareholders”) pursuant to which the Shiny Gold Shareholders transferred to us all of the membership interests in Shiny Gold in exchange for the issuance of 12,800,000 shares (the “Shares”) of our common stock to the Shiny Gold Shareholders (such transaction, the “Share Exchange”).  As a result of the Share Exchange, the Shiny Gold Shareholders own approximately 92.8% of our outstanding shares of common stock.  We are now a holding company, which, through Shiny Gold and its subsidiaries, sells high quality agricultural products as raw materials for commercial livestock feeding and other renewable energy uses.

On February 11, 2011, we completed the acquisition of Shiny Gold pursuant to the Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Shiny Gold is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

As a result of the transactions described above, GSP-2, Inc. became the record and beneficial owner of 100% of the share capital of Shiny Gold and therefore owns 100% of the share capital of its subsidiaries and Variable Interest Entities indirectly.

As a result of the Exchange Agreement, GSP-2, Inc. has 13,800,000 shares of common stock issued and outstanding.  Pursuant to the terms of the Exchange Agreement, The transaction was recorded as a reverse merger whereby Shiny Gold and its subsidiaries and variable interest entities were considered to be the accounting acquirer.

The preceding pro forma balance sheet represents the combined financial position of GSP-2, Inc., Shiny Gold and its wholly-owned subsidiaries and variable interest entities, Heng Chang Produce (HK) Investments Ltd., Spring Hengchang Business Consultants Co.  Ltd. and Jilin Province Hengchang Agriculture Development Co. Ltd and Affiliate  as of December 31, 2010, as if the closing of the Exchange Agreement occurred on December 31, 2010.

The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition of Golden had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the results of future operations.

Assumptions and Adjustments:

1)
At closing and pursuant to the Exchange Agreement, GSP-2, Inc. acquired all of the issued and outstanding capital stock of Shiny Gold in exchange for the issuance of 12,800,000 common shares of GSP-2, Inc.;

2)	At closing, the accumulated deficit of GSP-2, Inc. will be reclassified to additional paid-in-capital to reflect the recapitalization.